Exhibit 99.1

CONSTELLATION BRANDS SIGNS SEPARATE AGREEMENTS
TO DIVEST PAUL MASSON GRANDE AMBER BRANDY AND
NOBILO WINE BRANDS AS PART OF COMPANY’S
WINE & SPIRITS TRANSFORMATION

VICTOR, N.Y., June 25, 2020 - Constellation Brands, Inc. (NYSE: STZ and STZ.B), a leading beverage alcohol company, today announced it has signed an agreement with Sazerac Company, Inc., one of America’s oldest privately held distillers, to divest the Paul Masson Grande Amber Brandy brand, related inventory and interests in certain contracts for an aggregate of approximately $255 million. The deal is subject to certain purchase price and closing adjustments, requires FTC review and clearance, and is expected to close in the second quarter of fiscal 2021.

Constellation has signed a separate agreement with E. & J. Gallo Winery to divest its Nobilo Wine brand and certain related assets and liabilities for $130 million, subject to purchase price and closing adjustments. The Nobilo transaction is expected to close by the end of the second quarter of fiscal 2021. This agreement was previously announced in December 2019 and is contingent on closing the amended revised deal announced in May 2020 in which Constellation agreed to divest a portion of its wine and spirits portfolio principally priced at $11 retail and below, and certain related facilities to E. & J. Gallo Winery for approximately $1.03 billion, subject to closing adjustments, of which $250 million is an earnout based on divested brand performance over a two-year period after closing. This amended revised deal, which requires FTC review and clearance, and governmental approvals, is expected to close in the second quarter of fiscal 2021.

“These agreements represent another step forward in our efforts to transform our wine and spirits business,” said Bill Newlands, president and chief executive officer at Constellation Brands. “Thanks to the continued hard work of our Constellation team members, together with our distributor and retailer partners, our strategy continues to gain momentum. We look forward to closing these transactions in the coming months.”

Additional commentary related to these agreements will be provided during Constellation Brands’ first quarter fiscal 2021 results conference call to be held Wednesday, July 1, 2020, at 11:30 a.m. EDT. The conference call can be accessed by dialing +1-877-673-1771 and entering conference identification number 2076116, beginning at 11:20 a.m. EDT. A live, listen-only webcast of the conference call will be available on the company’s website, www.cbrands.com, under the Investors/Events & Presentations section.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements. All statements other than statements of historical fact are forward-looking statements. The word “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements may relate to business strategy, future operations, prospects, plans and objectives of management, as well as information concerning expected actions of third parties. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, such forward-looking statements.

The forward-looking statements are based on management's current expectations and should not be construed in any manner as a guarantee that such results will in fact occur or will occur on any contemplated timetable. All forward-looking statements speak only as of the date of this news release and Constellation Brands undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The revised wine and spirits transaction, the Nobilo transaction and the Paul Masson Grande Amber Brandy transaction are each subject to the satisfaction of certain closing conditions, including the receipt of required regulatory clearances and other governmental approvals. The Nobilo transaction is also conditioned on the completion of the revised wine and spirits transaction. There can be no assurance that the revised wine and spirits transaction, the Nobilo transaction, or the Paul Masson Grande Amber Brandy transaction will occur or will occur on the terms or timetables contemplated hereby or that Constellation Brands will receive any earnout (contingent consideration).

In addition to risks and uncertainties associated with ordinary business operations, the forward-looking statements contained in this news release are subject to other risks and uncertainties, including completion of the revised wine and spirits transaction, the Nobilo transaction, and the Paul Masson Grande Amber Brandy transaction on the expected terms, conditions, and timetables; regulatory requirements; actual purchase price adjustments and other actual closing adjustments; the actual market performance of brands included in the contingent consideration payment opportunity; the accuracy of all projections; and other factors and uncertainties disclosed from time-to-time in Constellation Brands’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended February 29, 2020, which could cause actual future performance to differ from current expectations.

ABOUT CONSTELLATION BRANDS
At Constellation Brands (NYSE: STZ and STZ.B), our mission is to build brands that people love because we believe sharing a toast, unwinding after a day, celebrating milestones, and helping people connect, are Worth Reaching For. It’s worth our dedication, hard work, and the bold calculated risks we take to deliver more for our consumers, trade partners, shareholders, and communities in which we live and work. It’s what has made us one of the fastest-growing large CPG companies in the U.S. at retail, and it drives our pursuit to deliver what’s next.

Today, we are a leading international producer and marketer of beer, wine, and spirits with operations in the U.S., Mexico, New Zealand, and Italy. Every day, people reach for our high-end, iconic imported beer brands such as Corona Extra, Corona Light, Corona Premier, Modelo Especial, Modelo Negra, and Pacifico, and our high-quality premium wine and spirits brands, including the Robert Mondavi Brand Family, Kim Crawford, Meiomi, The Prisoner Brand Family, SVEDKA Vodka, Casa Noble Tequila, and High West Whiskey.

But we won’t stop here. Our visionary leadership team and passionate employees from barrel room to boardroom are reaching for the next level, to explore the boundaries of the beverage alcohol industry and beyond. Join us in discovering what’s Worth Reaching For.

To learn more, follow us on Twitter @cbrands and visit www.cbrands.com.

MEDIA CONTACTS	INVESTOR RELATIONS CONTACTS
Mike McGrew 773-251-4934 / michael.mcgrew@cbrands.com Alex Wagner 415-912-3788 / alex.wagner@cbrands.com	Patty Yahn-Urlaub 585-678-7483 / patty.yahn-urlaub@cbrands.com Bob Czudak 585-678-7170 / bob.czudak@cbrands.com